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                                                                  Exhibit 99.1

[SOLUTIA logo]                             News

                                                SOLUTIA INC.
                                                575 Maryville Centre Drive
                                                St. Louis, Missouri 63141

                                                P.O. Box 66760
                                                St. Louis, Missouri 63166-6760
FOR IMMEDIATE RELEASE
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                                       MEDIA: Paul J. Berra III (314) 674-5325
                                       INVESTORS: Tim Spihlman (314) 674-5206


               SOLUTIA INC. FILES AMENDED PLAN OF REORGANIZATION
                           AND DISCLOSURE STATEMENT


     o MAINTAINS KEY BENEFITS OF ORIGINAL PLAN OF REORGANIZATION FOR SOLUTIA, INCLUDING RELIEF FROM LEGACY LIABILITIES
     o    PROVIDES FOR SIGNIFICANTLY INCREASED CREDITOR RECOVERIES
     o    POSITIONS SOLUTIA TO EMERGE FROM CHAPTER 11
     o SUPPORTED BY OFFICIAL COMMITTEE OF UNSECURED CREDITORS, MONSANTO COMPANY, PHARMACIA CORPORATION, OFFICIAL COMMITTEE OF RETIREES, AND
          AD HOC COMMITTEE OF TRADE CREDITORS


ST. LOUIS - MAY 16, 2007 -- Solutia Inc. (OTCBB: SOLUQ), a leading manufacturer and provider of high-performance specialty materials and chemicals, today announced it has filed an Amended Plan of Reorganization (the "plan") and Disclosure Statement with the Bankruptcy Court for the Southern District of New York. The filing of the plan was supported by the Official Committee of Unsecured Creditors (the "Creditors Committee"), Monsanto Company (NYSE: MON) ("Monsanto"), Pharmacia Corporation ("Pharmacia"), the Official Committee of Retirees (the "Retirees Committee"), and the Ad Hoc Committee of Trade Creditors.

         "We are pleased to have filed a plan that positions Solutia to emerge from chapter 11 with an improved cost structure, strengthened balance sheet, and greatly reduced risk profile,"


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said Jeffry N. Quinn, chairman, president and chief executive officer of
Solutia Inc. "Importantly, we will do so while providing significant recoveries for our creditors, ensuring all environmental remediation commitments will be met, securing and providing significant funding for retiree welfare benefits, and preserving our pension plan."

AMENDED PLAN MAINTAINS KEY BENEFITS OF ORIGINAL PLAN OF REORGANIZATION
----------------------------------------------------------------------

         The plan maintains the key benefits provided for Solutia under the Original Plan of Reorganization (the "original plan") filed by the company in February 2006, but provides greater recoveries for creditors due to an increase in the estimated equity value of the reorganized company. In addition, there has been some reallocation of the equity ownership of the reorganized company.

         RELIEF FROM LEGACY LIABILITIES

         The plan provides significant relief from the legacy liabilities Solutia was required to assume when spun off from Pharmacia (formerly known as Monsanto Company) in 1997. These legacy liabilities include: 1.) retiree medical, retiree life insurance, and disability benefits for those individuals whom retired or became disabled prior to the Solutia spinoff; 2.) environmental remediation costs related to activities of the chemicals business of Pharmacia that occurred prior to the Solutia spinoff; and 3.) toxic tort litigation costs relating to chemical exposure associated with the activities of Pharmacia that occurred prior to the Solutia spinoff.

         RELIEF FROM TORT LITIGATION AND ENVIRONMENTAL REMEDIATION LIABILITIES

         Under the plan, as between it and Solutia, Monsanto will assume financial responsibilities in the areas of tort litigation and environmental remediation.

               o Monsanto will be financially responsible for all current and future tort litigation


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                    costs arising from Pharmacia's chemical business prior to
                    the Solutia spinoff. This includes litigation arising from exposure to PCBs and other chemicals.

               o Monsanto will accept financial responsibility for environmental remediation and clean-up obligations at all sites for which Solutia was required to assume responsibility at the spinoff but which were never owned or operated by Solutia. Solutia will remain responsible for the environmental liabilities at sites that it presently owns or operates.

               o Solutia and Monsanto will share financial responsibility with respect to two sites. Under this cost-sharing mechanism, the first $50 million of post-emergence remediation and cleanup costs will be funded by the proceeds of the rights offering described below. As required, Monsanto has already expended more than $50 million during the course of Solutia's chapter 11 case with respect to these sites. As a result, Monsanto will be entitled to an administrative claim of at least $14.2 million. Upon emergence, Solutia would be responsible for the funding of these sites up to an agreed upon amount. Thereafter, if needed, Monsanto and Solutia would share responsibility equally. Solutia would be able to defer paying off-site remediation costs relating to these sites that exceed $30 million in any calendar year and any deferred amounts would be paid by Monsanto, subject to repayment by Solutia at a later date.

         $250 MILLION OF NEW INVESTMENT

         The plan provides for $250 million of new investment in reorganized Solutia. This investment will be in the form of a rights offering to certain unsecured creditors, whom will be given the opportunity to purchase 27.9% of the common stock in the reorganized company. Of this $250 million, $175 million will be set aside in a Voluntary Employees' Beneficiary Association
(VEBA) Retiree Trust to fund the retiree welfare benefits for those pre-spin retirees whom receive these benefits from Solutia. Additionally, $75 million will be used by reorganized Solutia to pay for other legacy liabilities being retained by the company.

         COMPREHENSIVE RETIREE SETTLEMENT

         The plan provides for the same comprehensive retiree settlement that was negotiated with


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the Retirees Committee and included in the original plan. Although the settlement includes benefit modifications, the plan provides significant current funding of these benefit obligations, which greatly improves Solutia's ability to meet these benefit obligations going forward.

         In consideration for the contemplated modification in benefits, the retirees will receive an unsecured claim of $35 million in Solutia's chapter 11 case. The common stock received in reorganized Solutia on account of this claim will be deposited into the VEBA Retiree Trust, along with the $175 million from the rights offering described above. The VEBA Retiree Trust will be a bankruptcy-remote entity and will be managed by an independent trustee.

         ADDITIONAL MATTERS

         The plan includes an assumption and extension of commercial and operating agreements between Solutia and Monsanto. The plan also seeks a discharge for Solutia from most pre-petition claims.

VALUATION AND ANTICIPATED CREDITOR RECOVERIES
---------------------------------------------

         "As a result of the successful execution of our reorganization strategy, we have substantially increased the value of the company since the filing of the original plan," said Quinn. Under the plan, Solutia estimates that the enterprise value of reorganized Solutia will be $2.85 billion, with corresponding implied reorganization equity value of approximately $1.2 billion. Quinn added, "The men and women of Solutia believe in the future of this company, and it is because of their hard work and perseverance that we have been able to revitalize the company and position it for long term success."

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         ANTICIPATED CREDITOR RECOVERIES

         "The plan provides for substantially enhanced creditor recoveries compared to the original plan filed in February 2006. Under the original plan, unsecured creditors would have received recoveries of approximately 52%, compared with estimated recoveries of nearly 85% under the current plan," added Quinn. "And, with the bankruptcy court's recent ruling regarding the unsecured status of certain of our noteholders, we are able to move forward without the significant creditor classification issues that bogged down moving the original plan toward confirmation."

         Under the plan, Solutia's senior secured notes will be paid in full in cash from proceeds from an exit financing package to be arranged by the company. The plan also provides that the following creditors and equity interest holders will receive the following distributions. (These distributions assume full subscription to the rights offering by those creditors who are entitled to participate):

     o HOLDERS OF ALLOWED GENERAL UNSECURED CLAIMS will receive their pro rata share of 34.1% of the new common stock. Based on the mid-point of Solutia's estimates with regard to the aggregate amount of the allowed general unsecured claims, this will result in a recovery of
         84.8 cents on the dollar.

     o HOLDERS OF ALLOWED NOTEHOLDER CLAIMS will receive their pro rata share of 44.1% of the new common stock. This will result in a recovery of 84.8 cents on the dollar, the same as all other General Unsecured Creditors.

     o MONSANTO will receive 20% of the new common stock. In addition, Monsanto will have an allowed administrative claim for all amounts spent by Monsanto in excess of $50 million in connection with environmental cleanup and remediation at the sites for which it shared responsibility with Solutia during the chapter 11 cases.

     o In accordance with the terms of the retiree settlement agreement, the RETIREES as a class will receive 1.8% of the new common stock. This stock will be deposited into a VEBA Retiree Trust that will be used to pay retiree welfare benefits. This is in addition to the $175 million from the rights offering that will be deposited into the VEBA Retiree Trust as stated above.

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     o   HOLDERS OF EQUITY INTERESTS in Solutia will receive no distributions on account of such equity interests.

         As set forth in the plan, Solutia currently estimates that the size of the unsecured noteholder claims pool will be $455.4 million; and that the general unsecured claims pool will range from $327 - $377 million with a mid-point of $352 million.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS OF REORGANIZED SOLUTIA
------------------------------------------------------------------

         Under the plan, reorganized Solutia will be an independent, publicly traded company listed on a national exchange. Reorganized Solutia will have nine members on its Board of Directors. The nine members will consist of Jeffry N. Quinn, Solutia's current chairman, president and chief executive officer; one continuing director of Solutia; one director designated by Monsanto; and six directors designated by the Creditors Committee. The six directors will be designated by the Creditors' Committee in consultation with the company and Monsanto. Solutia will retain a nationally recognized executive search firm to assist in the selection of members of the initial Board of Directors.

NEXT STEPS IN REORGANIZATION PROCESS
------------------------------------

         The next major step in the reorganization process will be to conduct a hearing to consider the legal adequacy of the Amended Disclosure Statement. Solutia will request a bankruptcy court hearing regarding this matter in early July. If the court determines that the Amended Disclosure Statement provides sufficient information for claim holders and other interested parties to vote on the plan, then the Amended Disclosure Statement and plan would be sent to claim holders for voting purposes. Following the voting process, Solutia will ask the bankruptcy court to hold a hearing to consider approval or "confirmation" of the plan. If the court confirms the plan, Solutia would emerge from chapter 11 shortly thereafter.

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         "With our current momentum, I believe Solutia will be able to emerge from chapter 11 as a strong and viable company in the third quarter," said
Quinn.

         Solutia's Amended Plan of Reorganization and Disclosure Statement are available at http://www.solutia.com/reorganization.


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FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "may," "will," "intends," "plans," "estimates" or "anticipates," or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management's current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Solutia's most recent Annual Report on Form 10-K, under "Cautionary Statement About Forward Looking Statements," Solutia's quarterly reports on Form 10-Q, and in filings with the U.S. Bankruptcy Court in connection with the Chapter 11 case of Solutia Inc. and 14 of its U.S. subsidiaries. These reports can be accessed through the "Investors" section of Solutia's website at www.solutia.com. The bankruptcy court filings can be accessed by visiting www.trumbullgroup.com. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

CORPORATE PROFILE

         Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; chemicals for the rubber industry; specialties such as water treatment chemicals, heat transfer fluids and aviation hydraulic fluid and an integrated family of nylon products including high-performance polymers and fibers. Solutia ... Solutions for a Better Life.

SOURCE: SOLUTIA INC.

ST. LOUIS

5/16/07


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